UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2004

WENDY’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8116	31-0785108
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio	43017-0256
(Address of principal executive offices)	(Zip Code)

(614) 764-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In Item 2.06 below the Company has disclosed that its Audit Committee, on the recommendation of management, concluded that a goodwill impairment related to Baja Fresh Mexican Grill was required under generally accepted accounting principles. The Company has two bonus plans which apply to Executive Officers, the Senior Executive Annual Performance Plan (the “Senior Plan”) and the Executive Annual Performance Plan (the “Executive Plan”).

Under the Senior Plan John T. Schuessler, Kerrii B. Anderson and Thomas J. Mueller receive annual cash bonuses based on the extent to which the Company meets or exceeds specified earnings per share and return on assets goals. Part of Mr. Mueller’s bonus opportunity is also based on the extent to which the Wendy’s North America income goal for the year is met or exceeded. Due to the impact of the Baja Fresh goodwill impairment charge on the performance goals under the Senior Plan, Mr. Schuessler and Mrs. Anderson will not be awarded bonuses for 2004 and Mr. Mueller will receive a partial bonus only if the Wendy’s North America income goal for the year is met or exceeded.

Under the Executive Plan participants (including Executive Officers other than Mr. Schuessler, Mrs. Anderson and Mr. Mueller, each of whom participates only in the Senior Plan as described above) receive annual cash incentive awards based on the extent to which the Company meets or exceeds specified earnings per share, return on assets and, for certain participants, Wendy’s North America or International Division income goals for the year. Pursuant to the terms of the Executive Plan, the Company’s Compensation Committee has adjusted the earnings per share and return on assets goals for 2004 to exclude the impact of the Baja Fresh goodwill impairment charge. No adjustment was made to the Wendy’s North America or International Division income goals or to the performance goals established under the Senior Plan.

The adjustment was made under the Executive Plan after consideration of the particular circumstances under which the goodwill impairment charge will be incurred, including that the charge is non-cash and that it was not contemplated at the time the 2004 performance goals under the Executive Plan were established. Assuming that the Wendy’s North America income goal for the year is met or exceeded, the aggregate amount expected to be awarded for 2004 to Executive Officers who are participants in the Executive Plan is approximately $2.5 million. The aggregate amount paid to Executive Officers under the Executive Plan for 2003 was $3.6 million.

Item 2.06	Material Impairments.

The Company had previously disclosed that during the fourth quarter it would review its business units for any impairment of goodwill assigned to each unit and that it would continue to evaluate individual restaurants for possible closure. As a result of this review, on November 30, 2004, the Audit Committee of the Board of Directors, on the recommendation of management, concluded that a goodwill impairment was required under generally accepted accounting principles. The

Company will record a fourth quarter non-cash goodwill impairment charge in a range of $175 to $195 million. This impairment relates to goodwill reflected on the Company’s balance sheet for the acquisition of Baja Fresh Mexican Grill in 2002. Baja Fresh is the primary component of the Company’s “Developing Brands” segment. Goodwill assigned to the Developing Brands segment as of the end of the third quarter, September 26, 2004, was approximately $253 million.

The Company, with the assistance of an independent third-party valuation specialist, estimated the amount of its goodwill charge in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” The valuation specialist will also help management determine the final goodwill charge and test impairment of other tangible and intangible assets.

To determine the range of the goodwill charge, management estimated the fair market value of the business based on historical performance, discounted cash flow projections and comparative market data, including EBITDA (earnings before interest, taxes, depreciation and amortization) multiples.

Same-store sales at Baja Fresh restaurants (including both company operated and franchised restaurants) in the third quarter of 2004 declined by 7.5% over the third quarter of 2003 and by 6.3% year-to-date through the end of the third quarter. Negative same-store sales trends have continued into the fourth quarter. Several changes have been implemented at Baja Fresh during the year, including changes to top management at the brand and the addition of leadership with extensive experience with fast-casual restaurants, implementation of process change to monitor theoretical food cost, establishment of labor guidelines and other initiatives to enhance operations, increased emphasis on training and developing personnel, increasing brand awareness, new products and changes to the design of Baja Fresh restaurants.

The Company also announced that Baja Fresh will close a total of 15 to 18 underperforming restaurants. Baja Fresh expects to impair asset values of restaurants in three markets, Chicago, Columbus and Nashville, in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Most restaurants in these markets will continue to operate.

The charge for the restaurant closings and market impairments is expected to be approximately $17 to $20 million.

On November 30, 2004, the Company issued a press release describing the above-referenced charges and disclosing other information. A copy of this press release is attached hereto as Exhibit 99.

Item 7.01	Regulation FD Disclosure.

On November 30, 2004, the Company issued a press release reporting its November sales results and disclosing other information. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99 — Press release issued by the Company dated November 30, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S INTERNATIONAL, INC.
/s/ Kerrii B. Anderson
Kerrii B. Anderson
Date November 30, 2004	Executive Vice President & Chief Financial Officer